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                                                                 EXHIBIT 99.1


                          CONTACT:   RIA MARIE CARLSON
                              VP, CORPORATE COMMUNICATIONS
                                  AND INVESTOR RELATIONS
                                      (323) 932-4096

FOR IMMEDIATE RELEASE

                     EQUITY MARKETING REPORTS RECORD RESULTS
                             BEFORE CHARGES FOR 2000

                   ANNUAL INCOME BEFORE CHARGES GROWS OVER 30%

LOS ANGELES, CA, FEBRUARY 22, 2001 --- Equity Marketing, Inc. (Nasdaq: EMAK) announced today that sales, income (before impairment and other charges) and earnings per share (before impairment and other charges) for the fiscal year ending December 31, 2000 hit record levels.

          "We are very pleased with our performance in 2000," said Don Kurz, Equity's Chairman and Chief Executive Officer. "We were able to beat an extremely strong 1999 in a more challenging economic environment and close our best year yet."

FULL-YEAR HIGHLIGHTS (EXCLUDING IMPAIRMENT AND OTHER CHARGES DESCRIBED BELOW)
- Revenues were $232.3 million, surpassing 1999 revenues of $227.1 million.
- Net income increased 33% -- to $12.8 million in 2000 from $9.7 million in 1999.
- Diluted earnings per share were $1.69, 13% higher than the $1.50 reported in 1999. Earnings per share were affected by a private equity transaction that closed in the second quarter of 2000; without this investment, fully diluted earnings per share would have been $1.86.
- Earnings before interest, taxes, depreciation and amortization (EBITDA) grew 15%, to $22 million versus $19.2 million in 1999.
- Return on equity at the end of 2000 was 21.6%, compared to 19.7% at the end of 1999. Return on equity has averaged 29% since the company's initial public offering in 1994.

FOURTH QUARTER HIGHLIGHTS (EXCLUDING IMPAIRMENT AND OTHER CHARGES DESCRIBED
BELOW)
-        Revenues were $77.5 million, the second largest quarter in our history.
         This compares to 1999 fourth-quarter revenues of $90.3 million, which were affected by an extraordinarily large promotion during the 1999 holiday season.

-        Net income was $4.7 million, compared to $4.7 million in 1999.


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-        Diluted earnings per share were $0.57 versus $0.70 in 1999. Without the private equity transaction, fully diluted earnings per share would have been $0.69.

-        EBITDA was $7.2 million, compared to $8.2 million in 1999.
          Recorded in the fourth quarter of 2000 was a non-cash charge totaling $8.5 million ($7.5 million net of tax effects) for the write-down of goodwill and other intangibles associated with the 1998 acquisition of Corinthian Marketing, Inc. This was partially offset by $418,000 ($252,000 net of tax effects) in restructuring gains related to a partial reversal of a 1998 restructuring charge. Including the charge and restructuring gain, the fourth quarter closed with a net loss of $2.5 million or $0.46 per diluted share.

          "Corinthian founded the Headliners(R) brand of retail sports collectibles," explained Mr. Kurz. "The sports collectibles market has slowed considerably in recent years. We plan to decrease the marketing of the Headliners(R) brand in the future and have decided not to pursue new Headliners(R) licenses or renew expiring licenses, consistent with our corporate strategy of focusing primarily on marketing services."

          Full-year results were also affected by a charge of $200,000 (net of tax effects) to reflect a discount for the time value of money relating to the sale of receivables owed to the company by AmeriServe Food Distribution, Inc., which filed for bankruptcy on January 31, 2000. The 1999 comparative results exclude a similar AmeriServe charge of $614,000 (net of tax effects), taken in the fourth quarter and restructuring gains (totaling $365,000 net of tax effects) posted in the second and third quarters.

          Including the gains and charges taken in 2000, net income for the full year was $5.3 million and diluted earnings per share were $0.68.

          "Our promotions business did extremely well in 2000," said Mr. Kurz. "We were able to surpass the promotions revenue posted in the prior year, a significant accomplishment considering that 1999 ended with one of the largest promotional programs in history. We generated record sales from Burger King Corporation, our largest client, and sales from other clients increased 31% in the fourth quarter and 13% for the year. This top-line growth, combined with gross margins that increased 90 basis points and good expense management, contributed to strong earnings increases for the year. Importantly, our performance generated more than $22 million in cash from operations in 2000."

          Regarding Equity's consumer products business, which represents approximately 10% of total revenues, Mr. Kurz commented: "The division was affected in the fourth quarter by the sluggish holiday retail environment. We're pleased that the products sold-through and our retail partners are not burdened with excess inventory, but the order volume was lower than originally anticipated due to the cancellation of purchase orders in late November and December. Nevertheless, annual sales for the division grew 7.7% compared to last year, excluding 1999 close-outs, and the division's profitability increased, with gross margins rising from 30.6% to 32.5%."


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STOCK REPURCHASE AND SHARE COUNT UPDATE

          On July 20, 2000, the company announced that its board of directors authorized the expenditure of up to $10 million over 12 months to repurchase shares of the company's common stock. As of December 31, 2000, the company had spent approximately $3.6 million to purchase 285,784 shares at an average price of $12.55 per share.

          "We plan to continue the stock repurchase program, as market conditions warrant, while continuing to pursue our initiatives for aggressive growth," said Mr. Kurz.

          The number of diluted weighted average shares outstanding was 6.3 million for the fourth quarter and 6.5 million for the full year. For the fourth quarter, as a result of the net loss, the calculation of diluted weighted average shares outstanding excludes the impact of stock options and the assumed conversion of preferred stock, in accordance with accounting principles generally accepted in the United States ("GAAP"). For the full year, based on the level of net income, the calculation of diluted weighted average shares outstanding includes the impact of dilutive stock options but excludes the impact of the assumed conversion of preferred stock, in accordance with GAAP.

          Excluding the effect of the impairment and other charges on net income, however, the number of diluted weighted average shares outstanding would have been 8.2 million for the fourth quarter and 7.6 million for the year. The company expects the share-count to be approximately 8.2 million going forward.

OUTLOOK

          For the first quarter of 2001, the company expects sales to range from $27 million to $30 million, pre-tax income to be between $1.5 million and $2.0 million, and fully diluted earnings per share to be between $0.08 and $0.12. This includes dilution resulting from the private equity investment, which was not in place in the first quarter of last year. If the transaction had not occurred, for comparison purposes, expected first-quarter diluted earnings per share would be from $0.11 to $0.15.

          "The first quarter of 2000 generated sales that were 58% higher than our previous first-quarter record," said Mr. Kurz. "In 2001, we expect the first quarter's revenues to surpass those of all previous comparable periods except 2000."

          Mr. Kurz continued, "we are aggressively pursuing the growth initiatives introduced last year and are in an excellent position to boost the value of our franchise. We have the most active new business pipeline in our history and have already announced three significant new clients this year.

          "Our new-business efforts are being complemented by an active mergers and acquisitions program. The balance sheet is stronger than ever, with no debt, $37.5 million in cash and marketable securities, a current ratio of 2.3 and working capital at $52 million, a historic high. Aided by our solid financial position and an intense commitment to customer service, 2001 is


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expected to be a transformational year for Equity Marketing."

          The company will host a conference call today at 5:00 p.m. Eastern time to discuss the financial results and 2001 outlook. All interested parties may listen to the live call or a replay via the Internet at www.equity-marketing.com. To listen to the live call, visit the web site at least 15 minutes early to download any necessary software.

          Equity Marketing, Inc., a leading marketing services company, designs and produces custom promotional programs that build sales and brand value for retailers, restaurant chains and consumer goods companies such as Burger King Corporation, The Coca-Cola Company, CVS/pharmacy and others. The company complements its core promotions business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-marketing retailers. More information about Equity Marketing is available on the company's web site at WWW.EQUITY-MARKETING.COM.

          CERTAIN EXPECTATIONS AND PROJECTIONS REGARDING THE FUTURE PERFORMANCE OF EQUITY MARKETING, INC. DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING AND ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE EXPECTATIONS AND PROJECTIONS ARE BASED ON CURRENTLY AVAILABLE COMPETITIVE, FINANCIAL AND ECONOMIC DATA ALONG WITH THE COMPANY'S OPERATING PLANS AND ARE SUBJECT TO FUTURE EVENTS AND UNCERTAINTIES. MANAGEMENT CAUTIONS THE READER THAT THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE THE COMPANY'S ACTUAL CONSOLIDATED RESULTS OF OPERATIONS AND FINANCIAL POSITION IN 2001 AND THEREAFTER TO DIFFER SIGNIFICANTLY FROM THOSE EXPRESSED IN FORWARD-LOOKING STATEMENTS: THE COMPANY'S DEPENDENCE ON A SINGLE CUSTOMER; THE SIGNIFICANT QUARTER-TO-QUARTER VARIABILITY IN THE COMPANY'S REVENUES AND NET INCOME; THE COMPANY'S DEPENDENCE ON THE POPULARITY OF LICENSED ENTERTAINMENT PROPERTIES AND THE ABILITY TO LICENSE, DEVELOP AND MARKET NEW PRODUCTS; THE COMPANY'S DEPENDENCE ON FOREIGN MANUFACTURERS; THE COMPANY'S NEED FOR ADDITIONAL WORKING CAPITAL; THE NEGATIVE RESULTS OF LITIGATION, GOVERNMENTAL PROCEEDINGS OR ENVIRONMENTAL MATTERS; AND THE POTENTIAL NEGATIVE IMPACT OF PAST OR FUTURE ACQUISITIONS. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS TO FORWARD-LOOKING STATEMENTS, WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THE RISKS HIGHLIGHTED HEREIN SHOULD NOT BE ASSUMED TO BE THE ONLY ITEMS THAT COULD AFFECT THE FUTURE PERFORMANCE OF THE COMPANY.
          WHILE MANY IN THE FINANCIAL COMMUNITY CONSIDER EBITDA TO BE AN IMPORTANT MEASURE OF COMPARATIVE OPERATING PERFORMANCE, IT SHOULD BE CONSIDERED IN ADDITION TO, BUT NOT AS A SUBSTITUTE FOR OR SUPERIOR TO, OPERATING INCOME, NET EARNINGS, CASH FLOW AND OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

                                      ###
                                 (tables follow)


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EQUITY MARKETING, INC.

Condensed Consolidated Statements of Income
(In thousands, except share and per share data)


                                                           THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                              DECEMBER 31,                    DECEMBER 31,
                                                              ------------                    ------------
                                                              (UNAUDITED)                     (UNAUDITED)
                                                          2000            1999             2000          1999
                                                      -------------   -------------    ------------  -------------
Revenues                                              $      77,470   $      90,261    $    232,287  $     227,063
Cost of sales                                                57,991          67,584         172,270        170,416
                                                      -------------   -------------    ------------  -------------
    Gross profit                                             19,479          22,677          60,017         56,647
Operating expenses:
  Salaries, wages and benefits                                4,733           6,001          17,610         17,350
  Selling, general and administrative                         8,263           9,109          23,075         22,829
  AmeriServe bankruptcy bad debt expense                       --             1,014             482          1,014
  Impairment                                                  8,504            --             8,504           --
  Restructuring (gain)/charge                                  (418)             37            (418)          (604)
                                                      -------------   -------------    ------------  -------------
    Total operating expenses                                 21,082          16,161          49,253         40,589
    Income (loss) from operations                            (1,603)          6,516          10,764         16,058
Other income (expense)                                          629              80           1,375           (510)
                                                      -------------   -------------    ------------  -------------
    Income before provision for income taxes                   (974)          6,596          12,139         15,548
Provision for income taxes                                    1,563           2,553           6,797          6,134
                                                      -------------   -------------    ------------  -------------
    Net income (loss)                                 $      (2,537)  $       4,043    $      5,342  $       9,414
                                                      =============   =============    ============  =============

Preferred stock dividends                                       375            --               956           --
                                                      -------------   -------------    ------------  -------------
Net income (loss) available to common                 $      (2,912)  $       2,772    $      4,386  $       9,414
stockholders
                                                      =============   =============    ============  =============

Basic earnings per share
   Earnings (loss) per share                          $       (0.46)  $        0.65    $       0.70  $        1.51
                                                      =============   =============    ============  =============
   Weighted average shares outstanding                    6,266,811       6,247,248       6,275,590      6,227,842
                                                      =============   =============    ============  =============

Diluted earnings per share
   Earnings (loss) per share                          $       (0.46)  $        0.61    $       0.68  $        1.46
                                                      =============   =============    ============  =============
   Weighted average shares outstanding                    6,266,811       6,600,100       6,460,557      6,440,738
                                                      =============   =============    ============  =============


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EQUITY MARKETING, INC.
Condensed Consolidated Balance Sheets
(In thousands)


ASSETS                                              DECEMBER 31,                DECEMBER 31,
                                                        2000                       1999
                                                     (UNAUDITED)
                                                  -----------------         ------------------
Cash and cash equivalents                         $          32,405         $            7,131
Marketable securities                                         5,100                       --
Accounts receivable, net                                     30,137                     37,385
Note receivable                                               8,322                      5,024
Inventory                                                    11,744                      8,742
Prepaids and other current assets                             4,828                      5,696
                                                  -----------------         ------------------
  CURRENT ASSETS                                             92,536                     63,978
Fixed assets, net                                             4,263                      4,907
Intangible assets, net                                       12,459                     21,846
Note receivable                                                --                        5,491
Other assets                                                  1,284                      1,022
                                                  -----------------         ------------------
   TOTAL ASSETS                                   $         110,542         $           97,244
                                                  =================         ==================

LIABILITIES AND
STOCKHOLDERS' EQUITY                              -----------------         ------------------
Short-term debt                                   $             --          $           12,500
Accounts payable                                             18,421                     21,726
Accrued liabilities                                          21,975                     18,707
                                                  -----------------         ------------------
   CURRENT LIABILITIES                                       40,396                     52,933
Long-term liabilities                                         1,856                      2,286
                                                  -----------------         ------------------
   TOTAL LIABILITIES                                         42,252                     55,219

Mandatory redeemable preferred stock                         23,049                        --

Stockholders' equity                                         45,241                     42,025
                                                  -----------------         ------------------
   TOTAL LIABILITIES AND                          $         110,542         $           97,244
   STOCKHOLDERS' EQUITY
                                                  =================         ==================

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